Exhibit 99.1

NEXT BRIDGE HYDROCARBONS, INC. ACQUIRES REMAINING

WORKING INTEREST IN OROGRANDE PROJECT

Next Bridge now owns 100% of working interest in the Orogrande Project

FORT WORTH, TEXAS – May 16, 2023 – Next Bridge Hydrocarbons, Inc. (“Next Bridge,” “our,” “we,” or the “Company”), a private oil and natural gas exploration and production company with interests in Texas and Oklahoma announced today that it has closed the previously-announced transaction contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”) dated December 21, 2022 among certain subsidiaries of Next Bridge, Wolfbone Investments, LLC (“Wolfbone”), McCabe Petroleum Corporation(“MPC”) and Gregory McCabe, the sole owner of Wolfbone and MPC (“McCabe”). The transactions contemplated by the Merger Agreement (the “Merger”) became effective on April 25, 2023 and the closing of the Merger occurred on May 11, 2023. As a result of the Merger, Next Bridge now controls Wolfbone’s 22.6249% remaining rights to working interest in the oil and natural gas project the Company holds in the Orogrande Basin in West Texas in Hudspeth County, Texas (the “Orogrande Project”) as consideration for the working interest, Next Bridge issued 56,297,638 shares of common stock to McCabe.

The Company also announced that it has entered into and closed the transactions described in six separate Contribution and Exchange Agreements (the “Contribution Agreements”) to acquire the remaining 10.8751% working interest in Orogrande Project. Next Bridge now operates its entire land position in the Orogrande Project with 100% working interest across approximately 134,000 contiguous block acres.

Under the various Contribution Agreements, the Company issued in the aggregate 27,060,637 shares of its common stock to each of the six separate working interest owners to acquire the remaining working interest in the Orogrande Project. Similar to the terms of the Merger Agreement, each of the former working interest owners was issued shares of Next Bridge in proportion to the amount of working interest each owned in the Orogrande Project.

Commenting on the transaction, Clifton DuBose, Jr., Next Bridge’s Chairman and Chief Executive Officer, stated, “We are pleased to have closed the Wolfbone merger while successfully negotiating agreements with the other six working interest owners in the Orogrande Project. The completion of all these separate transactions to acquire the remaining working interest in the Orogrande Project marks a significant milestone for Next Bridge as we now own 100% of our most valuable asset. Next Bridge will now fully control our development and reap 100% of the value and proceeds of the Orogrande Project once it is developed. We also note and appreciate the trust that Gregory McCabe and the other working interest owners have shown in us to develop the Orogrande Project in order to provide returns to all of our shareholders as we continue our drilling and operational plans.”

About Next Bridge Hydrocarbons, Inc.

The Company is an independent public reporting energy company engaged in the acquisition, exploration, exploitation and/or development of oil and natural gas properties in the United States. Our primary focus has been the development of interests in an oil and gas project consisting of 134,000 contiguous gross acres we hold in the Orogrande Basin in West Texas in Hudspeth County, Texas. In addition, we have minor interests in the Eastern edge of the Midland Basin in Texas, and two minor well interests in Oklahoma. Please visit www.nextbridgehydrocarbons.com for more information.

Next Bridge is a private company insofar as its shares of common stock are not traded on a public stock exchange of any kind. The Company is expected to update its shareholders about certain operational and financial updates related to the Company’s business. To receive timely emails with respect to these corporate developments, please visit www.nextbridgehydrocarbons.com/ and complete the Email Alert/ Investor Form. You may also choose to follow our social media channels at @nbhydrocarbons on Twitter and “Next Bridge Hydrocarbons” on LinkedIn.

This statement may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct. Information concerning the assumptions, uncertainties and risks that may affect the actual results can be found in the Company’s filings with the Securities and Exchange Commission (“SEC”) available on the Company’s website or the SEC’s website at www.sec.gov.

Contact:

Dennard Lascar Investor Relations

NextBridge@dennardlascar.com

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